As filed with the Securities and Exchange Commission on April 5, 2019
Registration No. 333-142557

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

El Paso Electric Company
(Exact name of registrant as specified in its charter)

Texas	74-0607870
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas	79901
(Address of Principal Executive Offices)	(Zip Code)

2007 Long-Term Incentive Plan
(Full title of the plan)

Adrian J. Rodriguez
Senior Vice President, General Counsel and Assistant Secretary
El Paso Electric Company
Stanton Tower, 100 North Stanton
El Paso, Texas 79901
(Name and address of agent for service)

(915) 543-5711
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.         ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to El Paso Electric Company’s (the “Registrant”) Registration Statement on Form S-8 (Registration No. 333-142557) (the “Registration Statement”) is being filed to terminate the effectiveness of the Registration Statement and to deregister all unsold securities reserved for issuance and registered for sale under the El Paso Electric Company 2007 Long-Term Incentive Plan (the “Plan”). On May 29, 2014, the Registrant’s shareholders approved an amended and restated stock-based long-term incentive plan, which amended and restated the Plan in its entirety. As a result, the Registrant is no longer issuing securities under the Plan and all shares of the Registrant’s common stock issuable under the Plan have been issued. The Registrant is filing this Post-Effective Amendment in accordance with the undertakings in the Registration Statement to terminate the effectiveness of the Registration Statement and to remove from registration by means of a post-effective registration statement any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 4th day of April, 2019.

EL PASO ELECTRIC COMPANY

By: /s/ Mary E. Kipp
Name: Mary E. Kipp
Title: President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of April, 2019.

Signature	Title

/s/ Mary E. Kipp	President, Chief Executive Officer and Director (Principal Executive Officer)
(Mary E. Kipp)

/s/ Nathan T. Hirschi	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
(Nathan T. Hirschi)

/s/ Russell G. Gibson	Vice President, Controller (Principal Accounting Officer)
(Russell G. Gibson)

/s/ Catherine A. Allen	Director
(Catherine A. Allen)

/s/ Paul M. Barbas	Director
(Paul M. Barbas)

/s/ James W. Cicconi	Director
(James W. Cicconi)

/s/ Edward Escudero	Director
(Edward Escudero)

/s/ Raymond Palacios, Jr.	Director
(Raymond Palacios, Jr.)

/s/ Eric B. Siegel	Director
(Eric B. Siegel)

/s/ Stephen N. Wertheimer	Director
(Stephen N. Wertheimer)

/s/ Charles A. Yamarone	Director
(Charles A. Yamarone)